Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2009

Dear Shareholders, Customers and Employees,

As you are all aware, 2009 was an interesting and challenging year in the banking business and, like many other institutions, the economy is affecting our bank.  As a result of an increase in non-performing loans, $7.5 million was added to the provision for loan losses during 2009, an increase of $5.3 million over the previous year.  Despite the increase in the provision for loan losses, we are pleased to report that the Company still managed to earn $2.9 million or $0.84 per share in 2009.  Additionally, during 2009 the Company’s Board of Directors approved cash dividends at the same level as 2008.

The Company was pleased to report improvement in net interest margin and the efficiency ratio, which were 3.76% and 55.54%, respectively for 2009, compared to 3.64% and 62.68%, respectively, in 2008.  The Company also reported an increase in shareholders’ equity of $3,619,000 during 2009.

We believe that 2010 will continue to present many challenges for the banking industry.  You can be assured that the institution’s management team will continue to work hard to produce the best results possible for our Company.  We certainly do appreciate your continued support.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended Dec. 31, 2009	For the Year ended Dec. 31, 2008
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 32,867	$35,208
Interest expense	12,317	15,795
Net interest income	20,550	19,413
Provision for loan losses	7,525	2,195
Net interest income after provision for loan losses	13,025	17,218
Non-interest income	4,492	2,674
Non-interest expenses	14,478	14,462
Income before income taxes	3,039	5,430
Provision for income taxes	156	1,011
Net income	$ 2,883	$ 4,419

Average common shares outstanding	3,443,093	3,447,536

PER COMMON SHARE
Net income	$0.84	$1.28
Cash dividends	$0.60	$0.60
Book value	$15.76	$14.72
Closing price	$9.21	$9.31

FINANCIAL RATIOS
Return on average assets	0.47%	0.74%
Return on average equity	5.46%	8.87%
Net interest margin	3.76%	3.64%
Efficiency ratio	55.54%	62.68%
Loans to deposits	86.83%	90.02%
Allowance for loan losses to loans	1.18%	0.76%
Cash dividends to net income	71.67%	46.73%

PERIOD END BALANCES
	As of Dec. 31, 2009	As of Dec. 31, 2008
Assets	$616,405	$616,064
Loans (including available-for-sale)	$407,815	$418,385
Deposits	$469,668	$464,792
Shareholders' equity	$54,279	$50,660

Common shares outstanding	3,443,766	3,441,663

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

Brian D. Young - CFO/Executive V.P.

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211